195 Church Street New Haven, CT 06510 www.newalliancebank.com
PRESS RELEASE Contact: Brian S. Arsenault Executive Vice President NewAlliance Bank 203 789 2733

NewAlliance Announces Date of Annual Shareholders Meeting

New Haven, Connecticut, February 5, 2007 - NewAlliance Bancshares, Inc. (NYSE: NAL) announced today that it will hold its Annual Meeting of Shareholders on Tuesday, April 24, 2007 at 10 a.m. at the Chevrolet Theatre in Wallingford, Connecticut for shareholders of record as of March 2, 2007. The meeting will also be available through a live webcast. Details on the webcast will be made available on the Company’s website, www.newalliancebank.com, at least two weeks prior to the April 24, 2007 Annual Meeting.

NewAlliance Bancshares is a Connecticut based bank holding company with assets of approximately $8 billion operating 88 branches in Connecticut and western Massachusetts. In addition to offering a full range of consumer and commercial banking services, NewAlliance Bank also provides trust services and investment and insurance products and services.